Exhibit 10.17

RIGHT OF USE AGREEMENT

This Right of Use Agreement (“Agreement”), effective as of November 1, 2019 (the “Effective Date”), is by and between Paragon Biosciences, LLC, a Delaware limited liability company (“Paragon”), and Harmony Biosciences, LLC, a Delaware limited liability company (the “Portfolio Company”).

Recitals

WHEREAS, Paragon and the Portfolio Company are both engaged in the Healthcare industry.

WHEREAS, the Portfolio Company is one of Paragon’s portfolio companies.

WHEREAS, there is benefit to both Paragon and the Portfolio Company for the Portfolio Company, together with current and future Paragon portfolio companies, to use office space in Paragon’s Innovation Center located at 330 N. Wabash Street, Suite 3500, Chicago, Illinois 60611 (the “Paragon Innovation Center”).

Agreement

In consideration of the foregoing recitals and the covenants and fees set forth herein and subject to the Terms & Conditions attached hereto and the Portfolio Company’s Paragon Innovation Center rules and regulations as in effect during the Term (“Paragon’s Rules & Regulations”), together with any Addenda hereto, Paragon shall grant the Portfolio Company a license to use on a non-exclusive basis, together with Paragon and other current and future Paragon portfolio companies, one or more offices in the Paragon Innovation Center (referred to herein as the “Office”), and the facilities and services of the Paragon Innovation Center (together with the Office, sometimes collectively referred to herein as the “accommodation”), upon and subject to the terms set forth below.

The basic terms of this Agreement are as follows:

TERM

The term of this Agreement shall commence on the Effective Date and end on December 31, 2020 (the “Initial Term”), subject to (a) early termination by either party for any or no reason on at least thirty (30) days’ prior written notice and (b) automatic renewals for subsequent twelve (12) month periods (each, a “Renewal Term”) in the event that neither party provides written notice of non-renewal to the other party at least thirty (30) days prior to the expiration of the Initial Term or Renewal Term, as the case may be. The “Term” of this Agreement shall mean the Initial Term and any Renewal Term, as the case may be.

PAYMENTS

On or before March 1, 2020, the Portfolio Company shall pay to Paragon one lump-sum payment of $400,000, together with interest thereon which shall accrue from the Effective Date through the date of payment hereunder at an interest rate of 3% per annum, compounded annually (based on a 365 day year), with respect to the Portfolio Company’s allocation of Paragon’s incremental operating expenses incurred to develop the Paragon Innovation Center.

During the Term, the Portfolio Company shall pay to Paragon $20,321 per calendar month (which amount may be increased or decreased from time to time by mutual written agreement of the parties) (the “Monthly Office Charge”), payable on or before the 15th day of each such calendar month.

In addition, during the Term, the Portfolio Company shall pay to Paragon $3,333.33 per calendar month for the Portfolio Company’s allocated share of the Paragon Innovation Center daily operating expenses and utilities (which amount may be increased or decreased from time to time by mutual written agreement of the parties) (the “Monthly Operating Charge”).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PARAGON BIOSCIENCES, LLC		HARMONY BIOSCIENCES, LLC

By:	/s/ Patrick J. Morris	By:	/s/ John Jacobs
Name:	Patrick J. Morris	Name:	John Jacobs
Its:	EVP, Legal Affairs & GC	Its:	President & CEO

TERMS & CONDITIONS

1.	NATURE OF THE AGREEMENT:

1.1.    This Agreement is the commercial equivalent of an agreement for an accommodation in a hotel. The Paragon Innovation Center remains Paragon’s property and in Paragon’s possession and control. The Portfolio Company acknowledges that this Agreement is a license agreement and creates no tenancy interest, leasehold estate or other real property interest with respect to the accommodation and shall not be deemed or construed in any way to create a partnership or relationship of landlord and tenant between the parties hereto. Use of workstations (offices, cubicles or other work spaces) is subject to availability and may change at Paragon’s discretion. The Portfolio Company will not be guaranteed the same or dedicated space during the contract period. THE PORTFOLIO COMPANY HEREBY WAIVES ANY AND ALL NOTICES TO CURE (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1 HEREOF), VACATE OR QUIT THE OFFICE.

1.2.    The Agreement is personal to the Portfolio Company and cannot be transferred or assigned to any other party, unless written request of such assignment is submitted to Paragon and Paragon agrees to such assignment, which will be at Paragon’s sole discretion, and the Portfolio Company will not permit occupancy or use of any part of the Office or the Paragon Innovation Center by any persons other than the Portfolio Company, its agents and employees.

1.3.    Subject to all Terms & Conditions, Paragon’s Rules & Regulations and any Exhibits or Addenda hereto, Paragon is granting the Portfolio Company a license for the use of the accommodations specified in this this Agreement. All utilities, including any telephones and IT/data connection(s) outlined in this Agreement, shall be provided to the accommodation without additional expense to the Portfolio Company.

1.4.    In the event the Paragon Innovation Center is no longer available and Paragon is permanently unable to provide the accommodations at the Paragon Innovation Center as stated in this Agreement, this Agreement will end and the Portfolio Company will only be obligated to pay monthly fees up to the date this Agreement ends and for the additional services the Portfolio Company has used..

1.5.    Paragon can enter the Portfolio Company’s Office at any time.

1.6.    The Portfolio Company, its agents, employees and invitees, agree to abide by and observe the rules and regulations of Paragon’s lease (the “Lease”) with the owner of the building (“Landlord”) in which the Paragon Innovation Center is located (the “Building”). The Portfolio Company’s Agreement is subordinate to the Lease and to any other agreements to which the Lease is subordinate. This Agreement terminates, if not earlier, simultaneously with the expiration or sooner termination of the Lease for any reason. The Portfolio Company does not have any rights under the Lease (and all requests for building services shall be directed solely to Paragon), although the Portfolio Company will attorn to Landlord in such cases as may be required by the terms of the Lease or requested by Paragon or Landlord.

1.7.    Paragon may assign this Agreement and the Portfolio Company agrees to accept any such assignee. Upon any such assignment, Paragon will be discharged from all liability hereunder.

1.8.    All notices or other communications, except for service of process, must be in writing and shall be deemed duly given if delivered in person, or by a nationally-recognized commercial delivery service.

1.9.    This Agreement shall be interpreted under the laws of the State of Illinois, without regard to conflicts of law. THE PORTFOLIO COMPANY HEREBY EXPRESSLY AND KNOWINGLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL IN ANY ACTION OR SUIT ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE HEREOF.

1.10.    The Portfolio Company must pay any reasonable and proper costs including legal fees that Paragon incurs in enforcing this Agreement.

1.11.    This Agreement supersedes any prior agreement and embodies the entire agreement between the Portfolio Company and Paragon with respect to the subject matter hereof. This Agreement is an arm’s length transaction between disinterested parties. There shall be no presumption of construction against the drafter of this Agreement.

1.12.    The Portfolio Company and Paragon acknowledge and agree that neither Landlord, nor Landlord’s agent, are parties to this Agreement and neither of them shall have any contractual liability or duty to the Portfolio Company by virtue of this Agreement, and that this Agreement shall not affect the rights and obligations between Paragon and Landlord.

2.	USE AND OCCUPANCY:

2.1.    The Portfolio Company agrees to use and occupy the Office solely for general office purposes. The Portfolio Company will only conduct business in the name as stated on the first page of this Agreement or some other name that Paragon has previously approved in writing.

2.2.    The Portfolio Company agrees to comply, at its expense, with all applicable laws, orders, regulations and rules, pertaining to the use and occupancy of the Office, and the conduct of the Portfolio Company’s business. The Portfolio Company must conduct its business so as not to interfere with the use of the Paragon Innovation Center by Paragon or other Paragon portfolio companies or their respective agents, employees or invitees, and the tenants of the Building and so as not to detract from the appearance of the Paragon Innovation Center. The Portfolio Company must comply with Paragon’s safety standards, with Paragon’s Rules & Regulations and the Building’s rules and regulations. The Portfolio Company may not cause any nuisance or annoyance, cause the increase of insurance premiums Paragon has to pay, or cause loss or damage to Paragon (including damage to Paragon’s reputation) or to Paragon’s Landlord. The Portfolio Company acknowledges that (a) the terms of the this Section 2.2 are a material inducement in Paragon’s execution of the Agreement and (b) any violation by the Portfolio Company of this Section 2.2 shall constitute a material default by the Portfolio Company hereunder, entitling Paragon to terminate this Agreement without further notice or procedure.

2.3.    The Portfolio Company agrees to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which the Portfolio Company is required to pay to any governmental authority (and, at Paragon’s request, will provide evidence of such payment) and (ii) any taxes paid by Paragon to any governmental authority that are attributable to this Agreement, or the accommodations provided hereunder, including, without limitation, any gross receipts, rent and occupancy taxes, or tangible personal property taxes.

2.4.    The Portfolio Company shall make no alterations or modifications in or to the Office, including, without limitation, affixing any signs or postings, and any door locks, without Paragon’s prior written consent (which Paragon may grant or withhold in its sole discretion). In the event that alterations or modifications are made without Paragon’s prior written consent, Paragon may, at Paragon’s option, correct or remove the same at the Portfolio Company’s sole cost and expense.

2.5.    All keys and entry cards remain Paragon’s property and shall not be duplicated or transferred to third parties. The loss of keys or cards must immediately be reported to Paragon. The Portfolio Company will be responsible for the cost of lost keys or cards as well as the cost of changing locks.

2.6.    The Portfolio Company may not have any advertising of any type using the address of the Paragon Innovation Center without Paragon’s prior written consent (which Paragon may grant or withhold in its sole discretion). Use of the address on business cards, websites, and other standard business practices are acceptable without written consent.

2.7.    The Portfolio Company shall not, without Paragon’s prior written consent (which Paragon may grant or withhold in its sole discretion), store or operate any computer equipment (except personal computer equipment) or any other large business machines, reproduction equipment, heating equipment, stove, mechanical amplification equipment, vending or coin-operated machines, refrigerator or coffee equipment.

2.8.    The Portfolio Company may not install any cabling, IT or telecom connections without Paragon’s prior written consent (which Paragon may grant or withhold in its sole discretion). As a condition of Paragon’s consent, the Portfolio Company will permit Paragon to oversee any installations (for example, IT or electrical systems) to verify that such installations do not interfere with the use of the Paragon Innovation Center by Paragon, other the Paragon portfolio companies or Landlord. Paragon’s consent may also be conditioned upon the payment of additional fees for installation and/or usage of such cabling, and/or the requirement that the Portfolio Company remove the cabling, etc. All cables in the ceiling or walls of the Paragon Innovation Center shall become Paragon’s property.

2.9.    The electrical current shall be used for ordinary lighting, powering personal computer equipment and small appliances only. If the Portfolio Company requires any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done with Paragon’s prior written approval, at the Portfolio Company’s sole expense by a company approved by Paragon. The Portfolio Company shall not install or operate any equipment or machinery that requires a separate electrical circuit or consumes higher than normal and reasonable quantities of electricity.

3.	LATE PAYMENTS

3.1.    Paragon may charge the Portfolio Company a late payment charge equal to 10% of the arrearage with respect to any payment that is due and payable under this Agreement but is not paid when due.

4.	DEFAULT AND TERMINATION:

4.1.    Paragon may terminate this Agreement immediately by giving the Portfolio Company notice and without need to follow any additional procedures if: (a) the Portfolio Company becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they become due, or (b) the Portfolio Company is in breach of one of the Portfolio Company’s obligations under this Agreement which cannot be cured or which Paragon has given the Portfolio Company notice to cure and which the Portfolio Company has failed to cure within thirty (30) days after written notice of such breach.

4.2.    Paragon shall have the right to terminate the Agreement immediately if the Portfolio Company is or becomes (i) identified on the Specially Designated Nationals and Blocked Person List maintained by the U.S. Department of the Treasury Office of Foreign Assets Control or any similar list or (ii) a person, entity, or government with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive order of the President of the United States.

4.3.    If Paragon terminates the Agreement for any of the reasons described in the immediately preceding paragraphs, the Portfolio Company shall remain responsible for its outstanding obligations under this Agreement. The Portfolio Company may, in addition to any other obligations contained herein, be required to pay the amounts set forth in this Agreement for the remainder of the Term if Paragon had not so terminated this Agreement, or for a further period of three months, whichever is longer. In such event, Paragon may also take possession of the Office.

4.4.    A waiver by either Paragon or the Portfolio Company of a breach (or series of breaches) of any covenant or obligation under this Agreement of the other party shall not be construed to be a waiver of any other covenant or obligation or of any subsequent breach of the same covenant or obligation. Notwithstanding the Paragon’s reservation of any particular remedy hereunder, Paragon hereby reserves each and every remedy available at law or in equity in the event of a breach by the Portfolio Company hereunder.

4.5.    Upon the expiration or termination of the Agreement, the Portfolio Company’s right to occupy the Office and use the Paragon Innovation Center is revoked and the Portfolio Company will remove all of its property and return the Office and furniture in the same condition in which it was delivered to the Portfolio Company, subject to reasonable wear and tear. Any personal property left in the Office will be considered abandoned and Paragon may dispose of it without any liability to the Portfolio Company. All telephone and facsimile numbers are Paragon’s property and cannot be transferred to the Portfolio Company at the expiration or termination of the Agreement.

4.6.    For a period of 30 days after the expiration or termination of this Agreement, Paragon will redirect the Portfolio Company’s mail upon receipt to an address provided in writing by the Portfolio Company at no charge and shall place a recorded message on the Portfolio Company’s telephone line providing the Portfolio Company’s new telephone number, as provided by the Portfolio Company in writing to Paragon, at no charge. Thereafter, Paragon shall have no obligation whatsoever to forward mail to the Portfolio Company or provide phone service.

4.7.    If the Portfolio Company continues to occupy the Office after the Term of this Agreement has ended, the Portfolio Company will be responsible for any loss, claim or liability Paragon incur as a result of the Portfolio Company’s failure to vacate on time. Paragon may, at Paragon’s discretion, permit the Portfolio Company an extension subject to a surcharge on the Monthly Office Charge and the Monthly Operating Charge.

4.8.    If the Paragon Innovation Center is made unusable in whole or in part by fire or other casualty or condemnation, Paragon may, at Paragon’s option, either terminate this Agreement upon notice to the Portfolio Company, or repair the Paragon Innovation Center.

5.	LIABILITY:

5.1.    To the maximum extent permitted by applicable law, Paragon is not liable to the Portfolio Company in respect of any loss or damage the Portfolio Company suffers in connection with this Agreement or in connection with the services or the accommodations. Without limitation of the foregoing, Paragon is not liable for any loss or damage as a result of Paragon’s failure to provide any service or accommodation under this Agreement as a result of mechanical breakdown, strike, termination of Paragon’s Lease, or otherwise.

5.2.    PARAGON WILL NOT UNDER ANY CIRCUMSTANCES HAVE ANY LIABILITY FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA OR ANY CONSEQUENTIAL DAMAGES.

5.3.    The Portfolio Company assumes all risk of loss with respect to the Portfolio Company’s personal property and the Portfolio Company’s agents, employees and invitees within the Paragon Innovation Center or the Building.

5.4.    To the extent that the party sustaining a loss by fire or other casualty to its property is compensated by insurance, Paragon and the Portfolio Company will each waive all rights of recovery against the other party and no third party shall have any right of recovery.

5.5.    Notwithstanding any term to the contrary, Paragon shall not be held liable to the Portfolio Company under this Agreement if Paragon is prevented from, or delayed in, performing Paragon’s obligations under this Agreement or from carrying on Paragon’s business by acts, events, omission or accidents beyond Paragon’s reasonable control, including (without limitation): strikes, failure of a utility service or network; act of God, war, riot, civil commotion, disease or quarantine restrictions in compliance with any law or governmental rule, regulation or direction, accident, fire, floor or storm or default of suppliers or subcontractors. Paragon’s obligation to perform its obligations under this Agreement shall be suspended during the period required to remove such force majeure event.

5.6.    To the fullest extent permitted by law, the Portfolio Company agrees to hold Paragon and its other portfolio companies and their respective agents, employees, contractors, officers, directors and Landlord harmless from and against any and all claims of loss, costs, liability and expense, including reasonable attorneys’ fees and disbursements (the “Claims”), arising from or alleged to arise from (a) any default by the Portfolio Company hereunder, (b) the use or occupancy of the Paragon Innovation Center by the Portfolio Company or any person claiming under the Portfolio Company, or (c) the Portfolio Company’s negligence or the negligence of the Portfolio Company’s agents, employees, contractors, officers or directors.